EXHIBIT 4.8

Confidential portions of this document have been omitted
pursuant to a request for confidential treatment

Dated this 15th day of November 2004

SUPPLEMENTAL AGREEMENT

TO THE

SUPPLY CONTRACT OF 13TH MAY 2004

between

HUAWEI TECH INVESTMENT CO. LIMITED
(hereinafter referred to as the "Contractor")

and

MANDARIN COMMUNICATIONS LIMITED
(hereinafter referred to as the "Buyer")

SUPPLEMENTAL AGREEMENT
TO THE SUPPLY CONTRACT OF 13TH MAY 2004

This Agreement is made this 15th day of November 2004 between

HUAWEI TECH INVESTMENT CO. LIMITED, a company incorporated in Hong Kong, having its office at Room 3610-13, The Center, 99 Queen's Road Central, Hong Kong, and its accepted assignees or legal successors (the "Contractor" or "Huawei"); and

MANDARIN COMMUNICATIONS LIMITED, a company incorporated in Hong Kong, having its offices at 13th Floor, Warwick House, Taikoo Place, 979 King's Road, Hong Kong, and its accepted assignees or legal successors (the "Buyer").

WHEREAS:-

a) The parties have entered into a Supply Contract on 13th May 2004 (the "Supply Contract") governing the engineering, procurement, construction and provision of the 3G Network by the Contractor to the Buyer on a turnkey basis;

b) The parties wish to expedite the Terms under the Supply Contract and the Contractor has agreed with the Buyer that Works will be undertaken for all Phases on a simultaneous basis;

c) The Buyer wishes to purchase from the Contractor the Additional Equipment and Services set out in Annex 15 as well as the Interim Equipment set out in Annex 17;and

d) The parties wish to enter into this Supplemental Agreement on the terms and conditions below to provide for the purchase of the Additional Equipment and Services and the purchase of the Interim Equipment as well as to bring into effect the consequential amendments to the terms and conditions of the Supply Contract following therefrom.

NOW THEREFORE, in consideration of the Contract Price of this Supplemental Agreement and for other good and valuable consideration, it is agreed as follows that:-

Interpretation

  i)   This Agreement is supplemental to the Supply Contract and unless otherwise stated or required by the terms of this Agreement, words, expressions and terms defined in the Supply Contract shall have the same meaning and effect when used hereunder.

ii) This Agreement consists of the terms and conditions contained in the body of this Agreement and the following Annexes which shall be incorporated, read and construed as part of this Agreement:-

Annex 15 - Second Bill of Quantity of Equipment and Services

Annex 16 - Revised LHI Model Sites ("Supplemental LHI Model Sites" and "Final LHI Model Sites")

Annex 17 - Interim Equipment

Annex 18 - Revised Implementation Milestones

iii)   In this Agreement, the following words and expressions shall have the following meanings:-

"Additional Equipment and Services"
- means the additional equipment and services set out in Annex 15 to be purchased by the Buyer and to be delivered by the Contractor pursuant to Delivery Requests of the Buyer.

"Contract Price" of the Supplemental Agreement
 - means the total costs set out in Annex 15.

"Interim Equipment"
- means the equipment comprising of one hundred ninety three (193) 3802 C Node B referred to in Annex 15 and more specifically in Annex 17 to be purchased by the Buyer and to be delivered by the Contractor pursuant to Delivery Requests of the Buyer.

"Purchase Price of the Interim Equipment"
- means the prices set out in Annex 17.

"Start Date"
 - means the date on which this Supplemental Agreement is effective.

"Target Launch Date"
 - means six (6) months following the Start Date.

Amendments/Revisions to Supply Contract

2.   i)     This Agreement shall be conditional upon and shall not become effective until the date upon which the following conditions have been satisfied:-

a) this Agreement is duly signed by the Buyer and the Contractor and each party has given the other party written notice and confirmation of its Board approving this Supplemental Agreement;

b) a copy of any resolution of the shareholders of SUNDAY Communications Limited approving the transactions contemplated by this Supplemental Agreement required to comply with the Hong Kong Stock Exchange listing rules, or if a waiver has been obtained in respect of such requirement, evidence of such waiver; and

c) further facility agreements have been duly executed and are effective with additional Facilities being made available by the Contractor to the Buyer for drawdown to cover in full the financing of the purchase of the Additional Equipment and Services as well as the purchase of the Interim Equipment.

ii)   The parties agree that by the Target Launch Date in accordance with Annex 18 Revised Implementation Milestones, there shall be no less than one thousand (1,000) Sites with Equipment installed by the Contractor and confirmed by the Buyer but which confirmation shall be without prejudice to the Buyer's position and to the acceptance certificates to be issued by the Buyer under the Supply Contract.

3. The Buyer shall purchase from the Contractor Additional Equipment and Services set out in Annex 15 and the Interim Equipment set out in Annex 17 at the prices stated thereunder. For the avoidance of doubt, the Additional Equipment and Services and the Interim Equipment shall be purchased by the Buyer in addition to the Equipment and services set out in Annex 2 of the Supply Contract and in the Supply Contract generally.

4. The parties agree that Annex 14 (Model Site) of the Supply Contract shall be amended as set out in Annex 16 herein. Annex 16 shall replace/supersede Annex 14 with immediate effect.

5. The Contract Price under the Supply Contract shall be increased accordingly to cover the purchase of the Additional Equipment and Services and the purchase of the Interim Equipment for which the Contractor shall provide additional Facilities in accordance with Clause 2 i) b) above.

6. The parties agree that Annex 8 (Implementation Milestones) of the Supply Contract shall be amended as set out in Annex 18 (Revised Implementation Milestones) hereto and that Annex 18 shall replace and supersede Annex 8 with immediate effect.

7. In the event of breach by either party of the terms of this Supplemental Agreement including but not limited to Annex 18 and clause 2 ii) above causing a delay in the launching of the 3G Network, the defaulting party shall be liable to pay the other party liquidated damages of an amount

** The confidential portion has been omitted
and filed separately with the Commission

equal to ** of the Contract Price of the Supplemental Agreement for each month of delay until the obligations of the defaulting party are fully complied with, up to a maximum of ** of the Contract Price of the Supplemental Agreement. Such payment of liquidated damages subject to proof shall fall due for payment upon the defaulting party being given notice by the other party of the delay and shall be paid by the defaulting party to the other party within thirty (30) days of the receipt of such notice.

Interim Equipment

8. Upon Delivery Requests being issued by the Buyer, which shall be issued by no later than 1st January 2005, the Contractor shall at its own expense, deliver the Interim Equipment to locations in Hong Kong, Special Administrative Region ("Hong Kong, SAR") as the Buyer shall stipulate.

9. The payment for the Interim Equipment shall be made in the following manner:-

i) the first payment being an amount equal to ** of the Purchase Price of the Interim Equipment shall be paid on or before **;

ii) the second payment equal to ** of the Purchase Price of the Interim Equipment shall be paid on or before **; and

iii) upon the expiry of two (2) years from 1st January 2005 i.e. December 31st 2006, the Buyer shall either:-

a) pay the final installment, being the balance of the Purchase Price of the Interim Equipment or part thereof, which the Buyer wishes to retain; or

b) return to the Contractor the Interim Equipment or part thereof upon which the Buyer shall have no further obligations whatsoever to the Contractor in respect of the Interim Equipment so returned. In such event, the Buyer shall ensure that the unused part of the facility made available by the Contractor to the Buyer to finance the purchase of the Interim Equipment shall be cancelled.

iv)  In the event that the Buyer exercises the option to return the Interim Equipment as aforesaid, the Contractor shall at its own expense remove such returned Interim Equipment from the Buyer's locations within thirty (30) days of the Buyer notifying the Contractor to do so.

10. i) The Contractor and the Buyer agree that unless the Interim Equipment is returned in the manner described in Clause 9 iii), all the terms and conditions under the Supply Contract relating to the parties' respective rights and obligations in respect of the Equipment, Services and Works where the context herein shall permit (including but not limited to all warranties, insurance, maintenance and support), shall fully apply to the Additional Equipment and Services and the Interim Equipment.

ii) The Contractor shall conduct an examination and test within ten (10) days after the return of the Interim Equipment. In the event of any loss or damage ascertained in such examination and test which occurred whilst the Interim Equipment was in the possession of the Buyer (fair wear and tear excepted), the Contractor shall be entitled to be indemnified for such loss and damage by the Buyer. The amount of such loss and damage shall be reasonably and mutually agreed between the Contractor and the Buyer according to the actual circumstances. Upon satisfactory proof being provided to the Buyer of the loss and damage, the Buyer shall indemnify the Contractor within thirty (30) days after receipt of written notice from the Contractor.

General

11. This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong, Special Administrative Region.

12. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

13. Except as expressly amended or otherwise modified herein, the terms and conditions of the Supply Contract together with the Annexes thereto shall remain in full force and effect.

In witness whereof, the parties have executed and delivered this Agreement through their respective duly authorised representatives.

By:

For and on behalf of	)
HUAWEI TECH INVESTMENT CO. LIMITED	)
)
)

By:

For and on behalf of	)
MANDARIN COMMUNICATIONS LIMITED	)
)
)

** The confidential portion has been omitted
and filed separately with the Commission

Annex 15

**

* The confidential portion has been omitted
and filed separately with the Commission

Annex 16

**

* The confidential portion has been omitted
and filed separately with the Commission

Annex 17

**

* The confidential portion has been omitted
and filed separately with the Commission

Annex 18

**